As filed with the Securities and Exchange Commission on December 1, 2004

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTH CARE REIT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	34-1096634
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One SeaGate, Suite 1500
Toledo, Ohio 43604
Telephone: (419) 247-2800
(Address and telephone number of principal executive offices)

HEALTH CARE REIT, INC. STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
(Full Title of Plan)

George L. Chapman	Copy to:
Chairman of the Board and Chief Executive Officer	Mary Ellen Pisanelli, Esq.
Health Care REIT, Inc.	Shumaker, Loop & Kendrick, LLP
One SeaGate, Suite 1500	North Courthouse Square
Toledo, Ohio 43604	Toledo, Ohio 43624
(419) 247-2800	(419) 241-9000

(Name, Address and Telephone Number
of Agent for Service)

CALCULATION OF REGISTRATION FEE

TITLE OF			PROPOSED MAXIMUM	PROPOSED MAXIMUM
SECURITIES	AMOUNT TO		OFFERING PRICE PER	AGGREGATE OFFERING	AMOUNT OF
TO BE REGISTERED	BE REGISTERED		SHARE*	PRICE*	REGISTRATION FEE
Common Stock, par value $1.00 per share	344,000	shares	$35.455	$12,196,520	$1,545.30

* Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated on the basis of the number of shares that may be issued under the Stock Plan for Non-Employee Directors pursuant to awards granted during 2004 and 2005, and the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on November 29, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by Health Care REIT, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2003.

2.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

3.	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.	Quarterly Report on Form 10-Q and Form 10-Q/A for the quarterly period ended September 30, 2004.

5.	Current Reports on Form 8-K filed on September 8, 2004, September 10, 2004, September 13, 2004, October 22, 2004 and November 23, 2004.

6.	The description of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), contained in the Registration Statement on Form 8-A of the Company filed pursuant to Section 12 of the Exchange Act, including all amendments and reports updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of each such document.

     Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

     Section 7 of our Second Restated Certificate of Incorporation, as amended, provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware (the “GCL”), or (iv) for any transaction from which the director derived any improper personal benefit. Section 7 also provides that if the GCL is amended to further eliminate or limit the personal liability of directors, then the liability of our directors will be eliminated or limited to the extent permitted by the GCL, as so amended. The Second Restated Certificate of Incorporation also states that any repeal or modification of the foregoing paragraph by our stockholders will not adversely affect any right or protection of our directors existing at the time of such repeal or modification.

     Our Amended and Restated By-Laws provide that we will indemnify, to the extent permitted by the GCL, any current or past director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at our request as a director, officer, employee, trustee, partner, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such threatened, pending or completed action, suit or proceeding. Our Amended and Restated By-Laws further obligate us to pay all expenses incurred by a current or past director or officer in defending or investigating a threatened or pending action, suit or proceeding of the nature referenced above in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as provided above. Under these provisions, however, we are not obligated to indemnify any person in connection with a proceeding initiated by such person unless such proceeding is in connection with a claim by such person to enforce rights as stated above or was authorized or consented to by our Board of Directors.

     We have entered into indemnification agreements with certain of our directors and officers to assure them that they will be indemnified to the extent permitted by the Second Restated Certificate of Incorporation, Amended and Restated By-Laws and Delaware law. The indemnification agreements cover, subject to certain exceptions and limitations, any and all expenses, judgments, fines, penalties, and amounts paid in settlement, provide for the prompt advancement of all expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, and obligate the director or officer to reimburse us for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification.

     Delaware law requires indemnification in cases where a director or officer has been successful in defending any claim or proceeding and permits indemnification, even if a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he or she reasonably believed was in, or not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by a third party (i.e., a party other than the corporation), Delaware law permits indemnification for expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement. In the case of a claim by, or in the right of, the corporation (including stockholder derivative suits), indemnification under the GCL is limited to expenses (including attorneys’ fees) and no indemnification of expenses is permitted if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, such indemnification is nonetheless proper. Delaware law also permits the advancement of expenses to directors and officers upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified.

     We maintain indemnification insurance that provides for reimbursement of indemnification payments properly and lawfully made to our directors and officers and coverage, subject to certain exceptions and limitations, for directors and officers in situations where we cannot or do not indemnify them.

Item 8. Exhibits.

     The following are filed herewith as part of this Registration Statement:

Exhibit No.	Exhibit
4.1	Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

4.2	Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

4.3	Certificate of Designations, Preferences and Rights of Series C Cumulative Convertible Preferred Stock of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

4.4	Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

4.5	Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed June 13, 2003, and incorporated herein by reference thereto).

Exhibit No.	Exhibit

4.6	Certificate of Designation of 7 7/8% Series D Cumulative Redeemable Preferred Stock of the Company (filed with the Commission as Exhibit 2.5 to the Company’s Form 8-A/A filed July 8, 2003, and incorporated herein by reference thereto).

4.7	Certificate of Designation of 6% Series E Cumulative Convertible and Redeemable Preferred Stock of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed October 1, 2003, and incorporated herein by reference thereto).

4.8	Certificate of Designation of 7 5/8% Series F Cumulative Redeemable Preferred Stock of the Company (filed with the Commission as Exhibit 2.5 to the Company’s Form 8-A filed September 10, 2004, and incorporated herein by reference thereto).

4.9	Amended and Restated By-Laws of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed September 8, 2004, and incorporated herein by reference thereto).

4.10	Indenture dated as of April 17, 1997 between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company’s Form 8-K filed April 21, 1997, and incorporated herein by reference thereto).

4.11	First Supplemental Indenture, dated as of April 17, 1997, to Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.2 to the Company’s Form 8-K filed April 21, 1997, and incorporated herein by reference thereto).

4.12	Second Supplemental Indenture, dated as of March 13, 1998, to Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.2 to the Company’s Form 8-K filed March 11, 1998, and incorporated herein by reference thereto).

4.13	Third Supplemental Indenture, dated as of March 18, 1999, to Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.2 to the Company’s Form 8-K filed March 17, 1999, and incorporated herein by reference thereto).

4.14	Fourth Supplemental Indenture, dated as of August 10, 2001, to Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.2 to the Company’s Form 8-K filed August 9, 2001, and incorporated herein by reference thereto).

4.15	Supplemental Indenture No. 5, dated September 10, 2003, to Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

4.16	Amendment No. 1, dated September 16, 2003, to Supplemental Indenture No. 5, dated September 10, 2003, to Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.3 to the Company’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

4.17	Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company’s Form 8-K filed September 9, 2002, and incorporated herein by reference thereto).

4.18	Supplemental Indenture No. 1, dated as of September 6, 2002, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.2 to the Company’s Form 8-K filed September 9, 2002, and incorporated herein by reference thereto).

Exhibit No.	Exhibit
4.19	Amendment No. 1, dated March 12, 2003, to Supplemental Indenture No. 1, dated as of September 6, 2002, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company’s Form 8-K filed March 14, 2003, and incorporated herein by reference thereto).

4.20	Supplemental Indenture No. 2, dated as of September 10, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.2 to the Company’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

4.21	Amendment No. 1, dated September 16, 2003, to Supplemental Indenture No. 2, dated as of September 10, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.4 to the Company’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

4.22	Supplemental Indenture No. 3, dated as of October 29, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company’s Form 8-K filed October 30, 2003, and incorporated herein by reference thereto).

4.23	Amendment No. 1, dated September 13, 2004, to Supplemental Indenture No. 3, dated as of October 29, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and The Bank of New York Trust Company, N. A., as successor to Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company’s Form 8-K filed September 13, 2004, and incorporated herein by reference thereto).

4.24	Form of Indenture for Senior Subordinated Debt Securities (filed with the Commission as Exhibit 4.9 to the Company’s Form S-3 (File No. 333-73936) filed November 21, 2001, and incorporated herein by reference thereto).

4.25	Form of Indenture for Junior Subordinated Debt Securities (filed with the Commission as Exhibit 4.10 to the Company’s Form S-3 (File No. 333-73936) filed November 21, 2001, and incorporated herein by reference thereto).

4.26	Stock Plan for Non-Employee Directors of Health Care REIT, Inc. (filed with the Commission as Exhibit 10.1 to the Company’s Form 10-Q filed May 10, 2004, and incorporated herein by reference thereto).

4.27	First Amendment to Stock Plan for Non-Employee Directors of Health Care REIT, Inc. (filed with the Commission as Exhibit 10.2 to the Company’s Form 10-Q filed May 10, 2004, and incorporated herein by reference thereto).

5	Opinion of Shumaker, Loop & Kendrick, LLP, as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	The consent of Shumaker, Loop & Kendrick, LLP, to the use of their opinion as an exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.

24	Powers of Attorney.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s Annual Report on Form 10-K pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on this 1st day of December, 2004.

HEALTH CARE REIT, INC.
By:	/s/ George L. Chapman
George L. Chapman
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons (or by their designated attorney-in-fact) in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William C. Ballard, Jr.* William C. Ballard, Jr.	Director	October 19, 2004

/s/ Pier C. Borra* Pier C. Borra	Director	October 19, 2004

/s/ Thomas J. DeRosa* Thomas J. DeRosa	Director	October 19, 2004

/s/ Jeffrey H. Donahue* Jeffrey H. Donahue	Director	October 19, 2004

/s/ Peter J. Grua* Peter J. Grua	Director	October 19, 2004

/s/ Sharon M. Oster* Sharon M. Oster	Director	October 19, 2004

/s/ Bruce G. Thompson* Bruce G. Thompson	Director	October 19, 2004

/s/ R. Scott Trumbull* R. Scott Trumbull	Director	October 19, 2004

/s/ George L. Chapman George L. Chapman	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)	October 19, 2004

/s/ Raymond W. Braun* Raymond W. Braun	President and Chief Financial Officer (Principal Financial Officer)	October 19, 2004

/s/ Michael A. Crabtree* Michael A. Crabtree	Treasurer (Principal Accounting Officer)	October 19, 2004

* By:	/s/ George L. Chapman George L. Chapman, as Attorney-in-Fact
Dated: December 1, 2004